EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CNET Networks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-127785, 333-119997, 333-119962, 333-105563, 333-90739, 333-85374, 333-65224, 333-58724, 333-35458, 333-78247, 333-67325, 333-34491, 333-07671, 333-07667, and 333-142778) on Forms S-8 and S-3 of CNET Networks, Inc. of our report dated February 28, 2007, except for note 4, as to which the date is February 27, 2008, with respect to the consolidated balance sheet of CNET Networks, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule which report appears in the December 31, 2007 annual report on Form 10-K of CNET Networks, Inc. and subsidiaries

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Financial Accounting Standards No. 123(R), Share-Based Payment.

As discussed in note 4 to the consolidated financial statements, the consolidated financial statements have been restated to reflect the impact of discontinued operations.

/s/ KPMG LLP

San Francisco, California

February 27, 2008